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                                                                    EXHIBIT 4.20

                             BOOKHAM TECHNOLOGY PLC


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                        1998 EMPLOYEE SHARE OPTION SCHEME

  AS AMENDED BY RESOLUTIONS OF THE BOARD ON 24 APRIL 2001 AND 15 NOVEMBER 2002,
       BY A RESOLUTION OF A COMMITTEE OF THE BOARD ON 26 JUNE 2003 AND BY RESOLUTIONS OF THE COMPANY IN GENERAL MEETING ON 26 APRIL 2001 AND
                                  12 JUNE 2002

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                                    JUNE 2003

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                             BOOKHAM TECHNOLOGY PLC

                     1998 EMPLOYEE SHARE OPTION SCHEME RULES

PART A: GENERAL RULES

1      INTERPRETATION

1.1    In this Scheme (unless the context otherwise requires):

       "ACQUIRING COMPANY" means any company which:

       -      obtains or intends to obtain Control of the Company either:

              (a)    as a result of making a Takeover Offer;

              (b)    pursuant to a Compromise; or

              (c)    pursuant to a Trade Sale.

       "ACQUIRING PERSON" means any person who either alone or together with any person acting in concert with him:

       -      obtains or intends to obtain Control of the Company; or

       - having Control makes a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him and/or any person acting in concert with him).

       "ACQUISITION PRICE" means the amount payable to exercise an Option, being (after any adjustment pursuant to Rule 8) the price per Scheme Share as determined by the Board multiplied by the number of Scheme Shares in respect of which the Option is exercised. The price of each Scheme Share determined by the Board shall be the Market Value of that share as at the Date of Grant.

       "ACT" means the Income and Corporation Taxes Act 1988.

       "ADOPTION DATE" means the date on which this Scheme is adopted by the Company.

       "BOARD" means the Board of Directors for the time being of the Company, the Directors present at a duly convened meeting of that Board of Directors or a duly appointed committee of that Board of Directors consisting where possible wholly or mainly of non-executive directors of the Company.

       "COMPANY" means Bookham Technology plc, a company incorporated under the United Kingdom Companies Act 1985 with registered number 2298887.

       "COMPROMISE" means, in relation to the Company, a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985.

       "CONDITION" means a condition or limitation imposed under Rule 2.2.

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       "CONTROL" has the same meaning as in section 840 of the Act.

       "DATE OF GRANT" means the date on which an Option is granted under Rule 2.

       "EMPLOYEE" means any employee, officer or consultant of a Group Company.

       "EMPLOYEES SHARE SCHEME" means the Bookham Technology 2001 Approved Sharesave Scheme, the Bookham Technology plc 2001 Approved Employee Share Option Scheme, the Bookham Technology Employee Stock Purchase Plan together with any arrangement within the meaning of section 743 Companies Act 1985.

       "EMPLOYER NICS" means secondary Class 1 national insurance contributions.

       "GROUP COMPANY" means the Company or a company which is for the time being a subsidiary and over which the Company has Control and which has been nominated by the Board to participate for the time being in this scheme.

       "HOSTILE TAKEOVER OFFER" means any Takeover Offer which is not recommended or approved by the Board.

       "LISTING" means the admission to trading or dealing of all or any part of the Ordinary Share Capital on a Recognised Investment Exchange.

       "MARKET VALUE" means:

       -      in the case of Options granted under this Scheme:

              (a) (if at the relevant time the Scheme Shares are listed on a Recognised Investment Exchange) an amount equal to the middle market price of a Scheme Share (as derived from that exchange) on the last practicable dealing day immediately preceding the Date of Grant or (where the context requires) the Option Rollover date; or

              (b) (if paragraph (a) above does not apply) the market value reasonably determined by the directors having regard to (but without being bound by) the price at which Scheme Shares were last issued by the Company; or

       - in the case of options granted under any other share option scheme the market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992.

       "OPTION" means a right to subscribe for Scheme Shares at the Acquisition Price granted under the provisions of this Scheme and for the time being subsisting. It includes such a right which has been partially exercised.

       "OPTION CERTIFICATE" means a certificate issued under Rule 2.2.

       "OPTION-HOLDER" means any person who holds an Option or (where the context admits) his personal representative(s).

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       "OPTION NOTICE" means a notice in writing by an Option-holder to exercise an Option in the form prescribed by the Board.

       "OPTION ROLLOVER" means in relation to an Option a release by the Option-holder with the consent of the Acquiring Company of his rights ("old rights") under the Scheme in consideration of the grant to him of rights ("new rights") which are equivalent to the old rights but which relate to shares in:

       -      the Acquiring Company; or

       -      a company which has Control of the Acquiring Company; or

       - a company which either is, or has Control of, a company which is a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company; and

       where the term "equivalent" shall be construed in accordance with Rule 7.1.

       "ORDINARY SHARE CAPITAL" means the ordinary share capital of the Company as defined in section 832(1) of the Act.

       "PERFORMANCE OPTION" means an Option which is subject to Conditions.

       "QUOTED COMPANY" means a company whose shares are traded on or dealt in a Recognised Investment Exchange.

       "RECOGNISED INVESTMENT EXCHANGE" has the same meaning as in section 207 of the Financial Services Act 1986.

       "ROLLED-OVER" means the action of effecting an Option Rollover or its completion.

       "THIS SCHEME" means this Scheme in its present form or as from time to time amended in accordance with the Rules.

       "SCHEME SHARES" means fully paid shares forming part of the Ordinary Share Capital for the time being, or any shares representing the same.

       "SHARES" means shares in the capital of the Company.

       "SUBSIDIARY" means a company which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.

       "TAKEOVER OFFER" in relation to the Company means either:

       - a general offer to acquire the whole of the issued share capital of the Company which is made on a condition that if it is satisfied the person making the offer will have Control of the Company; or

       - a general offer to acquire all the shares in the Company of the same class as the Scheme Shares.

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       "TRADE SALE" means a change in who has Control of the Company (other than pursuant to a Takeover Offer) or a disposal by the Company of the whole or substantially the whole of its assets and undertaking.

       "VEST" and "VESTING" means when an Option becomes exercisable in whole or in part.

1.2    Words or expressions used in this Scheme shall:

       1.2.1  when denoting the masculine gender include the feminine;

       1.2.2  when denoting the singular include the plural and vice versa;

       1.2.3 when referring to any enactment be construed as a reference to that enactment as for the time being amended or re-enacted; and

       1.2.4 when referring to "Rules" or a "Rule" throughout this Scheme refer to the Rules of this Scheme.

2      GRANTING OPTIONS

2.1 Subject to the provisions of this Scheme, the Board may grant any Employee an Option

2.2 All Options shall be granted by a certificate executed by way of Deed specifying:

       2.2.1  the Date of Grant;

       2.2.2  the number of Scheme Shares which are the subject of the Option;

       2.2.3  the Acquisition Price; and

       2.2.4 any Conditions (including that the Option-holder within a period specified by the Board either at the Company's absolute discretion covenants to pay to the Company or any other Group an amount equal to the Employers NICs liability which arises on the exercise of the Option (or otherwise) or enters into a joint election approved by the Inland Revenue under which such Employers NICs liability is transferred to the Option-holder).

2.3 An Option-holder may renounce their Option by giving notice in writing to the Company. The notice must be received not later than 14 days after the Date of Grant of that Option. If this is done, the Option shall be deemed never to have been granted.

2.4    No Options shall be granted more than ten years after the Adoption Date.

2.5 Options are not capable of being transferred, assigned or charged. If an Option-Holder purports to transfer, assign or charge an Option, that Option will be automatically cancelled. However, if an Option-holder dies, his Option may be exercised by his personal representatives under Rule 6.3.

3      PERFORMANCE OPTIONS

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       In granting any Option the Board may in their discretion impose any conditions or limitations (in addition to any conditions or limitations in these Rules) on the exercise of that Option, provided that those additional conditions or limitations:

       3.1.1  are set out in full in the Option Certificate;

       3.1.2  are objective and ascertainable;

       3.1.3 relate to the performance of the Option-holder in connection with their employment or to the financial performance, profitability, share price, net asset value or other criteria relating to the financial position of the Company;

       3.1.4 are so that the Option-holder's right to exercise his Option after the fulfilment or attainment of any conditions and/or limitations shall not depend on the further discretion of any person;

       3.1.5 are capable of being changed or waived if the Board reasonably believes that events have happened which require it to do so to give a fairer measure of performance (provided that any change cannot make the condition more difficult to satisfy than it was before the change took place); and

       3.1.6 provide for the accelerated vesting of an Option on satisfaction of the Conditions and do not prevent the ultimate vesting of the Option under Rule 5.2.

       and the Board shall allow the Option to be exercised in whole or in part in accordance with the terms of the Option Certificate.

4      SIZE OF THE SCHEME

4.1 Subject to Rules 4.2, 4.3 and 4.4, the number of Scheme Shares which may be allocated under this Scheme on any day shall not, when aggregated with the number of Shares which have been allocated in the previous ten years under this Scheme and any other Employees Share Scheme adopted by the Company, exceed such number as represents ten per cent (10%) of the ordinary share capital of the Company in issue immediately prior to that day.

4.2 References in Rule 4.1 to "allocation" of Shares or Scheme Shares shall mean:

       4.2.1  in the case of any share option scheme:

              4.2.1.1  the placing of unissued Shares under option; and

              4.2.1.2 in so far as not taken into account under Rule 4.2.1.1 above, any subscription for Shares which are issued for the purposes of satisfying any option; and

       4.2.2 in relation to other types of Employees Share Scheme, shall mean the issue and allotment of Shares,

       and references to "allocated" shall be construed accordingly.

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4.3    In applying the limit contained in Rule 4.1 no account will be taken of
       Shares subject to an option or other right which has lapsed or been released, surrendered or cancelled.

4.4 All options and other rights granted prior to April 18, 2000, the date of the Company's initial public offering, shall be disregarded for the purposes of Rule 4.1.

5      WHEN OPTIONS VEST

5.1 An Option cannot be exercised more than ten years after its Date of Grant.

5.2 A Performance Option will vest when any Conditions imposed on the Option have been fulfilled or on the expiry of seven years after the Date of Grant, whichever is sooner.

5.3 The Board shall have the discretion to set the specific terms for the grant of an Option, including the Acquisition Price, the conditions and limitations applicable to the exercise of such Option, the circumstances, including the passage of time or achievement of performance goals, upon which such Option will vest, and any conditions relating to applicable securities laws as the Board deems necessary or advisable, subject to the provisions of Rule 5.2 relating to Performance Options.

5.4 Where it is provided in these Rules that an Option shall lapse, that Option shall immediately cease to be exercisable, notwithstanding any other provision of these Rules.

6      TERMINATION OF EMPLOYMENT

6.1 All an Option-holder's Options shall immediately lapse if he is given notice by a Group Company to terminate his employment within the Group for cause. "Cause" for purposes of Rule 6 shall mean wilful misconduct by the Option-holder or wilful failure by the Option-holder to perform his responsibilities to the Company or any Group Company (including by way of example, breach by the Option-holder of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement to which the Option-holder is a party, as determined by the Company, which determination shall be conclusive). The Option-holder shall be considered to have been discharged for "cause" for purposes of Rule 6 if the Company determines, within 30 days after the Option-holder's resignation, that discharge for cause was warranted.

6.2 If the Option-holder ceases for any other reason, except as set forth in Rule 6.3 below, to be employed by any Group Company, by resignation, termination without cause or otherwise, he may, subject to Rule 5 and the terms of the applicable Option Certificates, exercise all or any of his Options, to the extent exercisable on the date of such cessation, within the period ending three months after such cessation or, with the consent of the Board (which may be given at any time), within a period ending up to twelve months after such cessation (but in no event after the expiration of the Option).

6.3 If any Option-holder dies or becomes disabled (in the latter case evidenced to the reasonable satisfaction of the Board), notwithstanding any other provision set forth herein, his estate or representative may, subject to Rule 5 and the terms of the applicable Option Certificates, exercise any or all of his Options, to the extent exercisable on the

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       date of death or disability, within the period ending on the first anniversary of the date of such death or disability (but in no event after the expiration of the Option).

6.4 If an Option-holder ceases being employed in any Group Company, his rights and benefits under this Scheme or any loss of those rights and benefits shall not entitle him to claim for compensation against the Company, notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

6.5 The Board may allow any Option-holder to exercise their Performance Options under Rules 6.1 and 6.3 notwithstanding that the Conditions attaching to those Options have not been satisfied.

6.6    The Options held by an Option-holder will lapse if one of Rules
       6.1 and 6.3 apply and the periods referred to in those Rules have expired.

6.7 An Option shall lapse if the Board has determined under Rule 2.2.4 that the Option-holder either covenants to pay to the Company or any other Group Company an amount equal to the Employers NICs liability which arises on the exercise of the Option (or otherwise) or enters into a joint election approved by the Inland Revenue under which such Employers NICs liability is transferred to the Option-holder within a specified period and that period elapses without such covenant to pay or joint election having been entered into.

7      CHANGES IN WHO CONTROLS THE COMPANY

7.1 Subject to the provisions of Rules 7.2 and 7.3 below, if an Acquiring Company obtains Control of the Company it shall assume all outstanding Options in an Option roll-over in accordance with the terms hereof. For purposes of an Option Roll-over, the new rights shall only be regarded as equivalent to the old rights if:

       7.1.1 the new rights are exercisable in the same manner as the old rights and subject to the provisions of this Scheme as if it had been effected immediately before an Option Roll-over; and

       7.1.2 the total Market Value of the Scheme Shares subject to the Option which is being rolled over is equal immediately before the Option Roll-over to the total Market Value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the Shares in respect of which an Option-holder's new rights are being granted immediately after an Option Roll-over; and

       7.1.3 the total amount payable in respect of an Option following an Option Roll-over is equal to the total Acquisition Price immediately before the Option Roll-over.

7.2 Notwithstanding the foregoing Rule 7.1, if the Acquiring Company shall for any reason not agree to an Option Roll-over within 28 days of obtaining Control of the Company, or in the event of a Hostile Takeover, then without any further action on the part of the Acquiring Company or the Board, all outstanding Options shall become exercisable in

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       full and the Company shall provide notice to the Employees of such exercisability within 10 days of the relevant triggering event.

7.3    Any Option not Rolled-over pursuant to Rule 7.1 or exercised pursuant to
       7.2 within 90 days of the Acquiring Company obtaining Control of the Company shall lapse.

7.4 For the purposes of any application of the provisions of this Scheme following an Option Rollover:

       7.4.1 any new rights granted under Rule 7 shall be regarded as having been granted at the time the corresponding old rights were granted;

       7.4.2 Rules 7, 8, 9, 11.1, 11.2 and 11.3 shall, in relation to the new rights, have the meanings assigned to them in this Rule 7.4 and not the meanings assigned to them in Rule 1:

              "COMPANY" means the new company in respect of whose shares new rights have been granted;

              "THE BOARD" means the Board of Directors for the time being of the company in respect of whose shares new rights have been granted, the directors present at a duly convened meeting of that Board of Directors or a duly appointed committee of that Board of Directors;

       7.4.3 for the purposes of Rules 4, 8, 9, 11.1, 11.2 and 11.3 the following terms shall, in relation to the new rights, have the following meanings and not the meanings assigned to them in Rule 1:

              "SCHEME SHARES" means fully paid ordinary shares in the capital of the company over whose shares new rights have been granted;

              "SHARES" means ordinary shares in the capital of the company over whose shares new rights have been granted; and

              "SHARES SUBJECT TO THIS SCHEME" means Scheme Shares.

7.5 If notice is duly given of a General Meeting at which a resolution will be proposed for the voluntary winding-up of the Company (other than for the purposes of reconstruction or amalgamation) an Option shall, subject to Rule 5, be exercisable in whole or part. Any exercise of an Option under this Rule 7.5 shall be conditional on the passing of that resolution. An Option may be exercised under this Rule 7.5 at any time after the notice is given until the resolution is duly passed, defeated or the Meeting is concluded or adjourned, whichever happens first. If the resolution is passed, any Options which have not been exercised shall lapse.

8      CHANGES IN THE COMPANY'S SHARE CAPITAL

       If the share capital of the Company is changed by way of a capitalisation, issue, open offer, rights issue, or any reduction, sub-division or consolidation, the following things may be adjusted by the Board:

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8.1    the number of shares subject to this Scheme and/or comprised in any
       Option;

8.2    the rights that come with any Options; and/or

8.3    the Acquisition Price per Scheme Share.

       No adjustment may be made which would cause the price per Scheme Share to be less than the nominal value of that Scheme Share. Notice of any adjustment shall be given to the Option-holders by the Board who may call in Option Certificates for endorsement.

9      HOW TO EXERCISE OPTIONS

9.1 Exercise of an Option may be in whole or in part. It is done by the Option-holder giving the Company an Option Notice. The date of exercise of the Option shall be the date that the Option Notice is received or deemed to be received by the Board in accordance with Rule 11.2.

9.1A For the avoidance of doubt, if the Board has determined under Rule 2.2.4 in respect of any Option that an Option-holder shall be required to agree to the transfer of the Employers NICs, no exercise shall be valid unless a valid form of such transfer has been received by the Company, irrespective of whether such exercise takes place within any period specified under Rule 2.2.4.

9.2 Unless the Option-holder has been notified by the Board to the contrary under Rule 9.8, the Option Notice must enclose the Acquisition Price for the number of Scheme Shares that the Option-holder wants to acquire.

9.3 Subject to Rule 9.8, the Company shall, within 28 days after receiving an Option Notice, allot and issue as fully paid to the Option-holder and register in his name the number of Scheme Shares specified in the Option Notice. The Company shall within the same period deliver to the Option-holder:

       9.3.1 an appropriately endorsed share certificate in respect of those Scheme Shares; and

       9.3.2 (in the case of a partial exercise of an Option) an Option Certificate for the balance of the Option-holder's Options.

9.4 An Option Rollover under Rule 7 of this Scheme is done by the Option-holder giving the Company a notice in writing in a form prescribed by the Board.

9.5 All allotments and issues of Scheme Shares are subject to any necessary consents of HM Treasury or other authorities in the United Kingdom or elsewhere. It is the responsibility of the Option-holder to comply with any requirement so that a consent is not necessary.

9.6 Unless there are rights attaching to Scheme Shares by reference to a record date before the date on which the Scheme Shares are allotted and issued, all Scheme Shares which are issued on the exercise of Options shall be identical and will rank PARI PASSU in all respects with the Scheme Shares then in issue.

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9.7    If the Company is a Quoted Company at the time when an option is exercised, the Company shall use its best endeavours to ensure that, as soon as practicable after the allotment of any Scheme Shares under this Scheme, those Scheme Shares shall be admitted to the relevant Recognised Investment Exchange.

9.8 When the Company receives an Option Notice, it may (instead of issuing shares under Rule 9.3) pay to the relevant Option-holder a cash sum equal to the Market Value of the number Scheme Shares in the Option Notice at the date of the Option Notice (less the Acquisition Price of those Scheme Shares where it has not already been paid). The Board may give notice to any Option-holder that the Company intends to pay a cash sum under this Rule 9.8 and that accordingly the Option-holder does not need to pay the Acquisition Price on exercising an Option under Rule 9.2. The Board may withdraw such a notice at any time.

9.9 If the Company pays the Option-holder a cash sum under Rule 9.8, the Option-holder will have no further rights in respect of the Scheme Shares in the Option Notice. The Company may make any deductions for tax from that cash sum that are required of it or any other Group Company under any applicable legislation (whether in the UK or overseas).

10     TAX INDEMNITY

10.1 Each Option-holder must indemnify each Group Company against any Option-holder's (or, where the provisions of Rule 10.4 and Rule 10.5 apply, each Group Company) tax liability on the grant or exercise of an Option where that Group Company must account for the tax to any tax authority. This includes, without limitation, Employers NICs, if and to the extent that an Option-holder has agreed to the transfer of such Employers NICs to him, and any Group Company's obligation to account to the Inland Revenue for PAYE on the exercise of any Option.

10.2 Where any Group Company must account for any tax under Rule 10.1, the Company may:

       10.2.1 require the Option-holder to pay the amount of the tax to the relevant Group Company before the Option may be exercised;

       10.2.2 deduct the amount of the tax from the Option-holder's salary; or

       10.2.3 withhold any Scheme Shares and sell them on behalf of the Option-holder up to the amount necessary to pay the tax (and any other taxes or duties arising on the sale) and any costs of sale.

10.3 The secretary for the time being of the Company (or any other person that the Board nominates) is appointed the Option-holder's attorney to sell Scheme Shares pursuant to Rule 10.2.3 and to execute all necessary transfer forms or other documents in connection with the sale.

10.4 For the purpose of this Rule 10 and for Rule 11.8 "tax" includes income tax, capital gains tax, national insurance, stamp duty and any other taxes or duties of any kind in any country, and, where the relevant Option-holder has made a covenant to pay an amount equal to any Employer's NICs, or an Option-holder has agreed to the transfer of

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       such Employer's NICs to him, which arise as a consequence of the exercise of an Option (or any other event) by the Option-holder pursuant to this Scheme, any such Employers NICs of the Company or any Group Company.

10.5 Where an Option-holder has made a covenant referred to in Rule 10.4 above, the Option-holder's indemnity in Rule 10.1 above shall include any such Employers NICs of the Company or any other Group Company which are described in Rule 10.4 above.

11     ADMINISTRATION

11.1 The Company shall maintain enough authorised and unissued Scheme Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, and taking account of any other obligations of the Company to issue unissued Scheme Shares.

11.2 Any notice or other document required to be given to the Option-holder under these Rules shall be delivered to him or sent by post to him at his home address according to the records of the Company or to any other address that appears appropriate to the Board. Any notice or other document required to be given to the Board shall be delivered to them or sent by post to them care of the registered office of the Company. Notices sent by post shall be deemed to have been given on the second day after the date of posting.

11.3 Option-holders shall be sent copies of all notices and other documents sent by the Company to its shareholders generally.

11.4 The Board may by resolution may at any time resolve that no further Options be granted under this Scheme. If they do this, no further Options will be granted but in all other respects this Scheme shall remain in force.

11.5 The decision of the Board in any dispute or question relating to any Option or to the interpretation of the Rules shall be final and conclusive.

11.6 The Company shall pay the costs of introducing and administering this Scheme.

11.7   The Scheme is subject to English Law.

11.8 The Board may require an Option-holder to make any deductions or take any other action which may be required of the Option-holder under any UK or overseas tax or securities laws.

12     CHANGING THE SCHEME

12.1 The Board may from time to time amend any of the Rules of this Scheme provided that, except with the prior approval of the Company in General Meeting, no amendment to the advantage of Option-holders shall be made to:

       12.1.1 the definitions in Rule 1.1 of:

              -      Market Value;

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              -      Scheme Shares; or

              -      Acquisition Price; or

       12.1.2 Rules 2.1, 2.4, 2.5, 4, 12.1, 12.2 and 12.4.

12.2 No amendment, waiver or replacement to this Scheme may be made which would have the effect of abrogating or altering adversely any of the subsisting rights of Option-holders unless they give their consent. The consent that is required is the same as that which would be required by the Company's Articles of Association if the Scheme Shares that would be issued on the exercise of all the unexercised Options were issued and constituted a separate class of share capital.

12.3 Written notice of any amendment made or to be made in accordance with this Rule 12 and affecting the rights of existing Option-holders shall be given to those Option-holders.

12.4 Save as provided in Rules 12.1 and 12.2, the Board shall have the power from time to time to vary these Rules and to make or vary regulations for the administration of the Scheme and to impose further conditions on the grant and exercise of Options to take account of overseas tax and securities laws. However, those regulations and conditions shall not be inconsistent with the provisions of this Scheme.

13     ENDING THE SCHEME

       This Scheme may be terminated at any time by a resolution of the Board or by a resolution of the Company in General Meeting. It shall in any event terminate on the tenth anniversary of the Adoption Date. Any termination shall not affect the outstanding rights of any Option-holder.

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                             BOOKHAM TECHNOLOGY PLC
                     1998 EMPLOYEE SHARE OPTION SCHEME RULES

PART B: SWITZERLAND

1.     DEFINITIONS

       In this Part B, the words and expressions used in Part A shall bear, unless the context otherwise requires, the same meaning in this Part B, save to the extent these Rules provide otherwise.

2.     APPLICATION OF PART A

       Save as modified below, all the provisions of the Rules of Part A shall be incorporated into this Part B and (for the avoidance of doubt) Shares allocated under this Part B shall be taken into account for the purposes of Rule 4 of Part A.

3.     ELIGIBILITY

       The definition of "Employee" in Rule 1.1 of Part A shall be replaced in its entirety for the purposes of this Part B with the following:

              ""Employee" means any employee, officer or consultant of a Group Company who is resident for tax purposes in Switzerland."

4.     WHEN OPTIONS VEST

       Rule 5.1 of Part A shall be replaced in its entirety for the purposes of this Part B with the following:

              "An Option cannot be exercised more than 10 years and six months after its Date of Grant."

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